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                                                             Exhibit 10(b)
                                                             -------------

        UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
LETTER AGREEMENT BETWEEN UNION PACIFIC CORPORATION AND JERRY R. DAVIS

                                  August 30,1996

Mr. Jerry R. Davis:

Dear Jerry:
    We are pleased that commencing with the merger of Southern Pacific Rail Corporation ("SP Rail") into a subsidiary of Union Pacific Corporation, currently expected to occur on September 11, 1996, you will continue in the employment of Union Pacific Railroad Company ("UPRR") and its affiliates as President Southern Pacific Rail Operations.

    You will receive an annual base salary of $600,000 and participate after January, 1997 in the Executive Incentive Plan of Union Pacific Corporation and Subsidiaries, and participate after the effective date of the merger in other compensation programs generally available to UPRR's senior executives. Union Pacific Corporation's officers will recommend to the Compensation, Benefits and Nominating Committee of Union Pacific Corporation's Board during the 1996 fall compensation cycle that you receive 30,000 options under Union Pacific Corporation's 1993 Stock Option and Retention Stock Plan at the then market price vesting two years from grant date. Upon the effective date of the merger you will be entitled to the balance ($560,000) of your Management Continuity Payment whether or not you become a Union Pacific employee.

    The terms set forth in the letter agreement, dated February 20, 1995
(the "Employment Agreement"), with respect to the remaining outstanding amount of the loan extended to you by SP Rail to purchase a residence in Denver will continue to apply, with Union Pacific Railroad Company ("UPRR") as the obligee of the loan and the employer. If you are required to move prior to March 1, 1998, the remainder of the home loan balance will be forgiven on the day of closing of your residence. If you are required to move and subsequently resign prior to March 1, 1998, you will be required to repay any loan forgiveness accelerated by the move, which would not have been forgiven on the current schedule. Recognizing that the acceptance of employment at UPRR may require you to move, you will be eligible for the Union Pacific Relocation Program.

    If your employment by UPRR is terminated or your title or duties at UPRR are materially downgraded, you will be entitled to severance benefits if and to the extent that you would have been entitled to benefits under the Employment Agreement upon termination of employment or change in title or duties at SP Rail, as such benefits may be enhanced by the Enhanced Severance Program described in the Amended and Restated Agreement and Plan of Merger by and among Union Pacific Corporation, UPRR, SP Rail, UP Holding Company, Inc. and Union Pacific Merger Co., dated as of July 12, 1996, except that you will not be entitled to any stock bonus based on the achievement of a stated operating ratio. In accordance with the preceding sentence (1) if you are terminated, other than for cause, prior to September 11, 1997 you will be entitled to the Enhanced Severance payment of $1,600,000 less applicable taxes and other withholdings, (2) if you are terminated, other than for cause, between September 11, 1997 and March 1, 1998 you will be entitled to $1,000,000 Severance, as described in your SP Employment Agreement, less any applicable taxes and other required withholdings. If terminated after March 1, 1998 you will not be entitled to any severance payments.

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    Additionally, UPRR will purchase and convey to you the automobile SP
Rail leased for you under the terms of the Employment Agreement. The fair market value of the automobile will be grossed up for income tax purposes.

    You are vested in Union Pacific Corporation's pension plans. As of January 1, 1998, your credited service will include all Union Pacific service and Southern Pacific service. As of the effective date of the merger you will become eligible for the more favorable early retirement factors and the full 50% survivor annuity for your spouse under Union Pacific's pension plans based on your earnings history through July 1, 1989. On February 1, 1998, your three-year SP earnings history will become the basis for your pension benefit.
    While you are employed by UPRR you will devote your full energies, efforts and productive time exclusively to the business and affairs of UPRR, and you will do your utmost to promote its interest. You will not, without UPRR's prior written consent, render to others services of any kind for compensation, and you will not engage in any other business activity that would interfere with the performance of your duties for UPRR.

    In the event that your employment with UPRR is terminated by UPRR for "cause" (as defined in the Employment Agreement) or is terminated by your resignation, you agree that, for a period of three years, commencing on the date of such termination, without the approval of the Chief Executive Officer of Union Pacific Corporation, you will not compete (as a proprietor, partner, shareholder, director, employee, agent, consultant, or in any other capacity of manner) with any business in which UPRR or its affiliated companies is involved on the date of such termination, except that the foregoing shall not apply to ownership by you of a 5% or less equity interest in a publicly-traded entity if you have no other interest in or involvement with such entity. UPRR and you intend that the provisions of this paragraph be enforceable to the fullest extent permitted by law and public policy applied in each jurisdiction where enforcement is sought. If a particular portion of this paragraph shall be adjudicated to be unenforceable, such adjudication shall apply only with respect to your activities in the particular jurisdiction in which such adjudication is made. In addition, you agree that you will not, while you are employed by UPRR or at any time prior to the end of the third year after your employment with UPRR has terminated, without the approval of the Chief Executive Officer of Union Pacific Corporation, solicit the employment of any person, who, at the time of such solicitation, is an employee of UPRR or any of its affiliates.

    You acknowledge that as an employee of UPRR, you will have access to proprietary and confidential information that directly or indirectly relates to the business of UPRR and its affiliates. For purposes of this Agreement, "Confidential Information" means all information about UPRR and its affiliates obtained or developed by you while an employee of UPRR including, but not limited to, information regarding the officers and other key personnel of UPRR and its affiliates and financial or business information, strategy or plans, which UPRR or one of its affiliates has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be disparaging or damaging, to any substantial extent, to UPRR or one of its affiliates or any of their employees and directors, but shall not include information already in the public domain. You agree that you will not, without the prior written consent of UPRR or except pursuant to lawful process, disclose to any person any Confidential Information or use Confidential Information in any way detrimental to UPRR or its affiliates.

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    None of the foregoing provisions is intended to give you any right to continued employment with UPRR or its affiliates, and UPRR may terminate your employment at any time, with or without cause or notice, subject only to payment of amounts provided above for certain terminations. You acknowledge that this Agreement contains the entire agreement between you and UPRR concerning the terms of your employment.

    Except as specifically provided in this Agreement, the Employment Agreement is hereby terminated.

    This agreement will be governed by the laws of the Commonwealth of Pennsylvania.

    This agreement is subject to approval by the Board of Directors of Union Pacific Corporation.

    If you are in agreement with the terms and conditions of employment contained herein, please execute this Agreement by signing a copy and returning it to the undersigned.

                                    Sincerely,

                                    UNION PACIFIC CORPORATION

                                     /s/ Richard K. Davidson
                                    ------------------------------------
                                    By: Richard K. Davidson
                                    President and Chief Operating Officer



Agreed to this 30th day of August, 1996


         /s/ Jerry R. Davis
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          Jerry R. Davis